Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Second Quarter 2010 Financial Results of $1.6 Million,
Up 90% from Previous Year;
2010 Core Deposit Growth of 8%;
Declares Dividend of $0.09 Per Share
NORTH ANDOVER, MA, — (MARKET WIRE) — July 21, 2010 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced second quarter 2010 net income of $1.6 million, or $0.35 per diluted common share, as compared to $846,000, or $0.19 per diluted common share, for the second quarter of 2009. Net income for the six months ended June 30, 2010, totaled $3.1 million, or $0.70 per diluted share versus $1.7 million, or $0.36 per diluted share, for the same period of 2009. These quarterly results correspond to a return on average assets and average equity of 0.80% and 10.26% in the second quarter of 2010, respectively, as compared to 0.55% and 5.81% in the second quarter of 2009, respectively. These six months results correspond to a return on average assets and average equity of 0.78% and 10.24% in the first six months of 2010, respectively, as compared to 0.53% and 5.64% for the first six months of 2009, respectively. On July 15, 2010, the Company entered into an Agreement and Plan of Merger with People’s United Financial, Inc. (NASDAQ-PBCT) to acquire the Company in an all-cash transaction valued at $96 million, or $21.00 per share.
President and CEO Gerald T. Mulligan stated, “I am pleased to report earnings of $0.35 per diluted share for the second quarter of 2010. Despite the slowdown in the economy, we have been able to sustain our growth, with loans and core deposits up 2% and 17%, respectively, on an annualized basis. The focus on our community banking strategy has been the key to our success.
“Especially gratifying is the stability in our delinquencies and non-performing loans and the confidence we have in the collectibility of the principal balances. There are two relationships that received a debt modification in 2010 that will continue to negatively impact the Bank. Unfortunately, as long as the unemployment level remains high, we will continue to see payment stress in our residential portfolio and are working with these borrowers as needed.
“We are excited by the opportunities presented by our pending merger with People’s United. We look forward to the ability to offer our retail customers an expanded array of products and services and larger loan limits and other ancillary products for our commercial customers.
“I am also pleased to announce the early August opening of our new branch at 9 Jackson Street in Methuen which will greatly enhance the customer experience with additional services and nearly double the space of our old location.”
At June 30, 2010, assets totaled $796.9 million, a decrease of $19.7 million or 2.4% from December 31, 2009. The decline in total assets was a measured effort to reduce wholesale funding amid continued deposit growth. The Company experienced local loan growth of $5.9 million or 1.1% from December 31, 2009. The corporate loan portfolio increased by $1.1 million or 0.3% while the retail loan portfolio increased by $4.8 million or 3.0%. This loan growth was partially funded by maturities and regular amortization of collateralized mortgage obligations and mortgage-backed securities totaling $46.0 million and sales of investments of $25.6 million.
At June 30, 2010, deposits totaled $492.5 million, a slight decrease of $247,000 from December 31, 2009. River Bank’s focus on attracting and retaining core deposits produced favorable results in the first six months of 2010. Core deposits (savings, money market, NOW and demand deposit accounts) increased by $10.6 million, $4.4 million, and $6.4 million, respectively, for a total of $21.4 million or 8.5% from December 31, 2009. Certificates of deposit decreased $21.7 million from December 31, 2009, including matured brokered certificates of deposit of $8.9 million. Total borrowed funds decreased by $23.0 million or 8.9% from December 31, 2009 and totaled $236.1 million at June 30, 2010. During the first six months of 2010, $28.0 million in long-term advances matured and the Company prepaid $5.0 million in long-term advances with a penalty of $149,000.
Gains on sales of investments totaled $679,000 and $1.4 million in the second quarter and first six months of 2010, respectively, as compared to $232,000 and $458,000 in the second quarter and first six months of 2009, respectively.
The Company’s net interest margin increased to 2.79% for the six months ended June 30, 2010, from 2.50% for the six months ended June 30, 2009. The margin improvement was partially caused by a shift in the mix of assets as higher yielding loans replaced maturing investments and the replacement of higher-cost wholesale funding with lower cost deposits.
At June 30, 2010, non-performing loans totaled $6.1 million and 1.12% of total loans as compared to $6.0 million and 1.12%, respectively, as of December 31, 2009, and $4.8 million and 0.88%, respectively, as of March 31, 2010. There was one loan for $1.2 million that moved from non-performing status as of year-end 2009 into performing status as of March 31, 2010, and back into non-performing status as of June 30, 2010. Management believes that the underlying collateral value is strong and an unrelated entity with a security position inferior to ours is initiating foreclosure on the property. Management anticipates full collection of principal and interest. In addition, another non-performing loan for $415,000 is protected by a guaranty by the SBA. Total loan delinquencies under 90 days at June 30, 2010, amounted to $4.6 million as compared to $5.7 million at December 31, 2009, and $4.2 million as of March 31, 2010. The Company experienced further strains in its residential mortgage portfolio and several additional loans were past due as of June 30, 2010.
The allowance for loan losses in total and as a proportion of total loans as of June 30, 2010, equaled $7.5 million and 1.38%, respectively, as compared to $7.2 million and 1.34%, respectively, as of December 31, 2009. The Company recorded a provision for loan losses of $1.4 million in the first six months of 2010 as compared to $700,000 in the first six months of 2009. The increase in the provision for loan losses in 2010 is due to the higher level of charge-offs coupled with continued loan growth. The Company recorded a charge-off of $750,000 in the first six months of 2010 on one commercial construction loan that was foreclosed in July 2010 and the remaining balance of $1.2 million was transferred into other real estate owned at that time. Annualized net loan charge-offs as a percentage of average loans totaled 41 basis points for the six months ended June 30, 2010, as compared to 8 basis points in the comparable period in 2009.
The Company also announced today a quarterly cash dividend of $0.09 per share to be paid on August 19, 2010, to shareholders of record as of August 5, 2010.
Press releases and SEC filings can be viewed on our website www.RiverBk.com under the “About Us” tab.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Forward-looking statements include, but are not limited to, statements concerning LSB Corporation’s belief, expectations or intentions concerning LSB Corporation’s future performance and the likelihood that the acquisition of LSB Corporation by People’s United Financial, Inc. (the “Acquisition”) will in fact occur in a timely manner. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations, competition, obtaining regulatory approvals related to the Acquisition in a timely fasion, obtaining the timely approval of LSB Corporation’s shareholders for the Acquisition, absence of a material adverse effect on LSB Corporation, satisfaction of other conditions to the Acquisition and timely closing of the Acquisition by both parties to the Acquisition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)
(Dollars in thousands, except per share data)

Three months ended	Six months ended
(For the periods ended)	06/30/10	03/31/10	06/30/09	06/30/10	06/30/09
Performance ratios (annualized):
Efficiency ratio	58.38%	60.23%	65.60%	59.27%	68.42%
Return on average assets	0.80%	0.77%	0.55%	0.78%	0.53%
Return on average stockholders equity	10.26%	10.22%	5.81%	10.24%	5.64%
Net interest margin	2.90%	2.69%	2.52%	2.79%	2.50%
Interest rate spread (int. bearing only)	2.67%	2.44%	2.17%	2.55%	2.15%
Dividends paid per share	$0.09	$0.07	$0.05	$0.16	$0.20

(At)		06/30/10	12/31/09	06/30/09
	"Well Capitalized"
	Minimums
Capital Ratios:
Stockholders’ equity to total assets	N/A	8.04%	7.41%	9.37%
RiverBank Tier 1 leverage ratio	5.0%	7.25%	6.85%	8.14%
Risk-Based Capital Ratio:
LSB Corporation Tier 1 risk-based	6.0%	10.31%	9.74%	12.72%
RiverBank Tier 1 risk-based	6.0%	10.14%	9.57%	11.55%
RiverBank total risk-based	10.0%	12.44%	11.84%	12.73%
Asset Quality:
Non-performing loans		$6,053	$6,003	$4,139
Non-performing assets		6,053	6,003	4,259
Delinquent loans past due 30-89 days		4,594	5,723	2,126
Net charge-offs (quarterly)		510	8	150
Allowance for loan losses as a percent of total loans		1.38%	1.34%	1.28%
Allowance as a percent of non-performing loans		123.36%	119.41%	154.60%
Non-performing loans as a percent of total loans		1.12%	1.12%	0.82%
Non-performing assets as a percent of total assets		0.76%	0.74%	0.54%
Net charge-offs to average loans (quarterly, annualized)		0.38%	0.01%	0.12%
Per Share Data:
Book value per share (excluding CPP)		$14.22	$13.43	$13.15
Tangible book value per share (excluding CPP)		13.11	12.57	12.22

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	06/30/10	03/31/10	12/31/09	06/30/09
Retail loans	$163,865	$162,257	$159,101	$150,194
Corporate loans	378,648	382,196	377,518	351,552

Total loans	542,513	544,453	536,619	501,746

Allowance for loan losses	(7,467)	(7,277)	(7,168)	(6,399)

Investments available for sale	202,270	206,450	230,533	228,920
FHLB stock	11,825	11,825	11,825	11,825

Total investments	214,095	218,275	242,358	240,745

Federal funds sold	10,222	13,423	6,597	17,916
Other assets	37,554	37,693	38,192	34,146

Total assets	$796,917	$806,567	$816,598	$788,154

Core deposits	$273,805	$277,762	$252,389	$202,029
Term deposits	218,742	226,556	240,405	246,702

Total deposits	492,547	504,318	492,794	448,731

Borrowed funds	236,098	236,025	259,082	261,194
Other liabilities	4,185	4,185	4,202	4,385

Total liabilities	732,830	744,528	756,078	714,310

Total stockholders’ equity	64,087	62,039	60,520	73,844

Total liabilities and stockholders’ equity	$796,917	$806,567	$816,598	$788,154

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(unaudited)

Three months ended	Six months ended
(For the periods ended)	06/30/10	03/31/10	06/30/09	06/30/10	06/30/09
Interest income	$9,979	$10,093	$10,087	$20,072	$20,132
Interest expense	4,374	4,858	5,359	9,232	10,832

Net interest income	5,605	5,235	4,728	10,840	9,300
Provision for loan losses	700	700	460	1,400	700

Net interest income after provision for loan losses	4,905	4,535	4,268	9,440	8,600
Gain on sales of investments	679	697	232	1,376	458
Prepayment penalty on FHLB advances	—	(149)	—	(149)	—
Other non-interest income	559	543	542	1,102	1,047
Salary & employee benefits expense	1,929	1,816	1,627	3,745	3,370
FDIC deposit insurance premium	200	211	369	411	760
Other non-interest expense	1,469	1,453	1,461	2,922	2,949

Total non-interest expense	3,598	3,480	3,457	7,078	7,079

Net income before income taxes	2,545	2,146	1,585	4,691	3,026
Income tax expense	946	600	524	1,546	1,001

Net income before preferred stock dividends and accretion	1,599	1,546	1,061	3,145	2,025
Preferred stock dividends and accretion	—	—	(215)	—	(374)

Net income available to common shareholders	$1,599	$1,546	$846	$3,145	$1,651

Basic earnings per common share	$0.35	$0.34	$0.19	$0.70	$0.36
Diluted earnings per common share	$0.35	$0.34	$0.19	$0.70	$0.36
End of period common shares outstanding	4,506,686	4,506,686	4,474,286	4,506,686	4,474,286
Weighted average common shares outstanding:
Basic	4,506,686	4,506,686	4,471,382	4,506,686	4,471,163
Diluted	4,510,224	4,509,011	4,473,065	4,509,621	4,472,045